Exhibit 99.1

NEWS RELEASE

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUES OF $25.1 MILLION

EARNINGS PER SHARE OF $0.10

Bridgewater, MA – July 9, 2009 – Chase Corporation (NYSE Amex: CCF) today reported revenues of $25.1 million for the quarter ended May 31, 2009.  This represents a decrease of 26% compared to $33.9 million in the same period last year.  Net income of $862,000 represented a decrease of 73% from $3,218,000 in the prior year period.  Earnings per diluted share decreased $0.27 to $0.10 in the third quarter of fiscal 2009 compared to $0.37 in fiscal 2008.

For the nine months ended May 31, 2009 revenues decreased $17.6 million or 18% to $79.2 million compared to $96.8 million in the prior year period.  Net income was $3,577,000 or $0.41 per diluted share for the year to date period compared to $8,557,000 or $1.00 per diluted share in the comparable period in fiscal 2008.

The first nine months of fiscal 2009 have proven to be extremely challenging.  Sales and profits for the quarter and year to date periods remain well below the prior year as many of our product offerings continue to be negatively influenced by the global recession.  In recent years, the third fiscal quarter has been one of the Company’s strongest.  However, the results seen in the current year demonstrate the continued decrease in customer demand and uncertainty that has affected most consumer and industrial businesses over the past year.  Comparisons to the Company’s prior year record results remain a challenge as current and future expectations are reset given the unprecedented economic downturn.

Management remains focused on strategic acquisition opportunities, new product development, supply chain management, consolidation as well as other cost reduction efforts.  The Company continues to have a strong balance sheet, including $5.3 million in cash and net working capital of $25.6 million as of May 31, 2009.

Peter R. Chase, Chairman and Chief Executive Officer commented: “The poor economy and depressed housing and automotive markets continue to affect our results.  However, our strong market position and aggressive cost control have strengthened our balance sheet and positioned the Company well for strategic investment in facility and acquisition opportunities.  Cash is at an all time high giving us the ability to be a strong buyer, facilitate consolidation, and invest in new product development.”

The following table summarizes the Company’s financial results for the quarter and nine months ended May 31, 2009 and 2008.

	For the Three Months Ended		For the Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
All figures in thousands, except per share information	2009	2008	2009	2008

Revenues	$25,089	$33,926	$79,162	$96,808

Costs and Expenses
Costs of products and services sold	17,637	22,922	56,836	65,594
Selling, general and administrative expenses	5,582	5,977	16,463	17,840
Loss impairment of assets	499	––	499	––

Operating income	1,371	5,027	5,364	13,374

Other income	(2)	81	313	209

Income before income taxes	1,369	5,108	5,677	13,583

Income taxes	507	1,890	2,100	5,026

Net income	$862	$3,218	$3,577	$8,557

Net income per diluted share	$0.10	$0.37	$0.41	$1.00

Weighted average diluted shares outstanding	8,901	8,666	8,733	8,593

Chase Specialized Manufacturing

Revenues from this segment decreased 26% to $21.2 million in the current quarter compared to $28.6 million in the prior year period.  Decreased demand due to the global recession continues to impact all of our product lines, including electronic coatings, pipeline and construction, wire and cable, and digital and print media. Consistent with the first six months of the current fiscal year, unfavorable product mix and fixed overhead costs on a lower revenue base had a negative impact on overall profitability but were partially offset by tight cost control measures at all operating facilities.

Although the strength of the pound sterling improved during the current quarter, the financial results of the Company’s European operations continue to be negatively impacted by the weakened pound sterling and euro whose values against the dollar have decreased 18% and 9%, respectively, from May 2008 to May 2009.

The Company’s key brands such as HumiSeal®, PaperTyger®, Chase & Sons®, Royston®, Tapecoat® and   Chase BlH2Ock® remain a primary focus in growing sales organically.

Chase Electronic Manufacturing Services (EMS)

Sales from this operating segment decreased $1.4 million to $3.9 million in the current quarter compared to $5.3 million in the same quarter in fiscal 2008.  Many customers continue to assess their inventory levels and their own sales forecast which have resulted in reduced demand for our services.  Chase EMS is not losing market share as relationships with its customers remains strong even if order volume is down.  The current backlog for this segment is $6.9 million as of June 30, 2009 compared to $8.8 million a year ago.

Loss on Impairment of Goodwill and Fixed Assets

In the current quarter, the Company concluded that the carrying amount of goodwill for its Northeast Quality Products (NEQP) division was not fully recoverable and an impairment charge of $237,000 was recorded.  Goodwill related to NEQP, having a pre-impairment book value of $349,000, was written down to its fair value of $112,000.  NEQP accounts for less than 1% of total revenues.

The Company also recorded a $262,000 charge related to the impairment of real property (land and building) located in West Bridgewater, MA which was owned and being leased to Sunburst Electronics Manufacturing Solutions, Inc.  The real property, having a pre-impairment book value of $1,632,000, was written down to its fair value of $1,370,000, which was realized upon the June 24, 2009 sale of the property.

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:

(508) 279-1789 Ext. 219

E-mail:

investorrelations@chasecorp.com

Website:

www.chasecorp.com

Chase Corporation, founded in 1946, is a global manufacturer of tapes, laminates, sealants and coatings for high reliability applications, and provides contract assembly services for the electronics industry.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the "safe harbor," the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company's business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.